                                                             Rule 424(b)(3)
                                                             File No. 333-62837
                       SUPPLEMENT DATED DECEMBER 20, 1999

                                       TO

                            PROFILE DATED MAY 1, 1999
                                       AND
                          PROSPECTUS DATED MAY 1, 1999

                                       FOR

                             FUTURITY FIXED ANNUITY

              ISSUED BY SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)


         THE FOLLOWING LANGUAGE APPLIES ONLY TO CONTRACTS ISSUED TO OR HELD BY PARTICIPANTS RESIDENT OR DOMICILED IN PUERTO RICO:

         The section of the Prospectus entitled "Federal Tax Status" is hereby amended by the addition of the following sub-section:

                  "PUERTO RICO TAX CONSIDERATIONS ON ANNUITY CONTRACTS

                           The Contract offered by this Prospectus is considered
                  an annuity contract under Section 1022 of the Puerto Rico Internal Revenue Code of 1994, as amended (the "1994 Code"). Under the current provisions of the 1994 Code, no income tax is payable on increases in value credited to an annuity contract until payments are made to the annuitant or other payee under such contract.

                           If any annuity distributions are made under an
                  annuity contract, the annuitant or other payee will be required to include as gross income the portion of each payment equal to 3% of the aggregate premiums or other consideration paid for the annuity. The amount, if any, in excess of the included amount is excluded from gross income. After an amount equal to the aggregate amount excluded from gross income has been received, all of the annuity payments are considered to be taxable income.

                           In the event payment under a Contract is made in a
                  lump sum, the amount of the payment would be included in the gross income of the Annuitant or other Payee to the extent of the Annuitant's aggregate premiums or other consideration paid.

                           The provisions of the 1994 Code with respect to
                  qualified retirement plans described in this Prospectus vary significantly from those under the Internal Revenue Code. Although we currently offer the Contract in Puerto Rico in connection with qualified retirement plans, the text of this Prospectus under the heading "Federal Tax Status" dealing with such qualified retirement plans is inapplicable to Puerto Rico and should be disregarded.

                           For information regarding the income tax consequences
                  of owning a Contract, you should consult a qualified tax adviser."


THIS SUPPLEMENT IS NOT VALID UNLESS ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF FUTURITY FIXED ANNUITY, DATED MAY 1, 1999. THIS SUPPLEMENT AND THE PROSPECTUS SHOULD BE READ AND RETAINED FOR FURTHER REFERENCE.






FUT 890